Exhibit 10.6

** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ELECTRIC SERVICE AGREEMENT

This Electric Service Agreement (“Agreement”) is made by and between APLD Hosting LLC, a Nevada Corporation (“Customer”) with its principal office in Dallas, Texas and registered to do business in North Dakota, and [**] (“Company”), a [**] corporation with its principal office in [**] Customer or Company may be referred to as “Party” or collectively as “Parties”.

BACKGROUND

a.	Customer is to be the owner and operator of a blockchain facility to be located near Jamestown, North Dakota (the “Facility”).

b.	Customer desires to contract for electric services to Facility at a capacity level of 100 MW.

c.	Company is an electric utility authorized to provide retail electric service in North Dakota, is willing to render such services to Customer for the Facility in accordance with this Agreement and the Company’s tariff filed with the North Dakota Public Service Commission (“Commission”), subject to the contingencies stated herein. Capitalized terms used herein and not otherwise defined are defined in the applicable tariffs.

In consideration of the mutual promises contained below, the parties agree as follows:

1.	Electric Service. The Customer agrees to purchase and receive from the Company electric energy for the Facility in accordance with the terms of this Agreement, per the rates stated herein, and all terms and conditions and Rules and Regulations (the "Terms") established by the Company and filed in its tariff with the North Dakota Public Service Commission (the “Commission”). The Terms include, but are not limited to, Customer's payment for electrical energy in accordance with the Company's rate schedule as filed with and approved by Commission (or such superseding rate(s) as may be filed in the future). Where there is a conflict among the foregoing, the terms and conditions of this Agreement shall prevail.

2.	Rates & Terms of Service. The electric service provided for in this Agreement shall be sold, delivered, purchased, received, and paid for under (a) the terms and conditions of this Agreement, (b) the Company’s Super Large General Service Rate, Rate Code N620 (the “SLGS Tariff”), which is attached hereto and incorporated herein as Exhibit A, (c) the Company’s General Rules & Regulations (d) Mandatory Riders, each of which are described in the Company’s tariffs on file with and approved by the Commission and now in force or as may be modified from time to time by the Commission, and (e) Voluntary Riders as the same may be negotiated and agreed to by Company and Customer. Customer acknowledges receipt and review of the foregoing documents. All payments to be made under this Agreement shall be made in United States currency.

3.	Service Location. The Customer shall receive electric service at the Facility to be constructed in the County of Stutsman, Township of Fried, near the City of Jamestown, State of North Dakota. A map of the planned location is depicted in Exhibit B attached hereto. The Customer shall consent to service through a Certificate of Public Convenience and Necessity application to be filed by the Company with the Commission.

4.	Extension of Electric Service.

This section is described in Exhibit C

5.	Economic Control.

This section is described in Exhibit C

6.	Energy Forecast.

This section is described in Exhibit C

7.	Penalties for Curtailment Non-Compliance.

This section is described in Exhibit C

8.	Term. Subject to Section 9, this Agreement shall be effective on the date of its full execution (“Effective Date”) by the parties, and shall have an Initial Term of five (5) years, with the five (5) year Initial Term commencing on the date that Company completes extension of electric service to Customer (“Commencement Date”) and thereafter shall remain in effect from year to year unless terminated by either party by notice given at least one (1) year (365 calendar days) in advance of termination.

9.	Conditions Precedent to Service. Company’s obligation to deliver and sell electric power, and Customer’s obligation to receive and purchase electric power is contingent on the Customer having made to Company the payments set forth in Section 12, Section 13, and Section 15, and the Company securing all final, non-appealable, regulatory approvals deemed by Company to be necessary and/or prudent, in its sole discretion, which may include, but is not limited to, (a) a Certificate of Public Convenience and Necessity (“CPCN”) from the North Dakota Public Service Commission (the “Commission”) authorizing the Company to provide electric service to the Customer at the location identified in Section 3; (b) the Commission approving the terms of this Agreement, including the specific Rate identified for Customer in Exhibit A hereto calculated for Customer under the SLGS Tariff, Rate Code N620, and (c) any local government permits and/or easements. Company shall make reasonable commercial efforts to secure all necessary regulatory approvals. Customer shall reasonably cooperate with Company in securing necessary regulatory approvals. In the event the Company is unable to secure any necessary regulatory approvals) or in its sole discretion Company believes that such approvals will not be forthcoming, shall so notify the Customer in writing and this Agreement shall terminate ten (10) days thereafter. Within five (5) business days of such termination the Company shall return any unused portion of Customer’s Advance Payments in accordance with Section 12 and 13.

10.	Minimum Payment. [**]

This section is described in Exhibit C

11.	Bill Payments. Customer shall be invoiced weekly, Monday through Sunday. Customer shall pay all invoices by Electronic Funds Transfer or other means acceptable by the Company within three (3) business days of Customer’s receipt of the Company’s invoice. Notwithstanding any tariff to the contrary, the date of the Company’s invoice issuance shall be the invoice due date (“Due Date”). The Customer’s failure to pay Company’s invoice within three (3) business days of the Due Date shall be a Payment Default on the part of the Customer and subject to Section 17.

12.	Advance Payment – Security for Regulatory Expenses.

This section is described in Exhibit C

13.	Advance Payment – Security for Infrastructure Expenses.

This section is described in Exhibit C

14.	Refund of Advance Payments.

This section is described in Exhibit C

15.	Payment Security and Cessation of Operations Notice Protection Deposit.

This section is described in Exhibit C

16.	Refund of Security Deposit.

This section is described in Exhibit C

17.	Payment Default. The Customer’s failure to make all or any part of a payment when required under this Agreement, or to provide notice required by Section 18 of this Agreement, shall be a Payment Default. Upon notice of a Payment Default on the part of the Customer, the Company may take all or any of the following actions, notwithstanding any part of N.D. Admin Code 69-09 or the Company’s Rules and Regulations to the contrary:

(a)            Company may apply all or any part of the Security Deposit to Customer bills which are due, or commensurately draw upon a Letter of Credit with notice thereof provided to Customer;

(b)            Company may immediately disconnect Customer’s electric service with notice thereof provided to Customer. Customer expressly waives any right it may have to stay or delay disconnection of service pursuant to N.D. Admin. Code Section 69-02-02-02;

(c)            In the case of the Customer’s failing to provide notice required under Section 18, the Company may retain for its own account all or any part of the Security Deposit or draw upon a Letter of Credit an amount necessary to ensure that the Company receives payment from Customer up to what the Company would have received if the Customer had provided [**] in Customer’s electrical consumption or cessation of operations

(d)            Company may terminate this Agreement, [**] upon Ten (10) business days [**] advance written notice to Customer, should default not be cured by Customer before the tenth day after such notice. Such termination shall not terminate the Company’s right to apply the Payment Security Deposit to any amount owed by Customer to Company, and to seek any and all other available remedies. Customer may no longer take service pursuant to the SLGS tariff upon termination of this Agreement; and

(e)            In the event Customer disputes a bill the Customer shall pay such bill under protest. The Company shall refund to the Customer any part of such payment made under protest if later found by the Company or the Commission to be excessive or incorrectly calculated.

18.	Prior Notice to Company of Material Reduction in Usage or Cessation of Operations.

This section is described in Exhibit C

19.	Interruptible Service.

This section is described in Exhibit C

20.	Customer Equipment. The Company may require that the Customer make changes to the Customer’s system at the Customer’s expense or pay the costs of Company’s installation of nonstandard Distribution Facilities, where the Company reasonably determines that such changes or nonstandard installations are necessary to correct operating characteristics of the Customer’s equipment or system(s) that interfere with satisfactory service to other customers of the Company. This includes, but is not limited to, equipment necessary to mitigate harmonic distortion affecting the load of customers near Customer’s facility.

21.	Limitation of Liability. Notwithstanding any other provision under North Dakota law to the contrary, Customer agrees that the Company shall not be liable for any losses, damages, or expenses (including, but not limited to, injury to persons, including death, or property damages) incurred by any persons for any delay, interruption, curtailment, suspension, disturbance or variability in its provision of electric service (including, but not limited to, any occurrence of voltage fluctuations or power surges) due to acts of God, or to any other cause whatsoever except the Company's own gross negligence or willful misconduct. The Company will not be liable for incidental or consequential damages, including, but not limited to, loss of profits resulting from the use of service or any delay, interruption, curtailment, suspension, disturbance, or variability of electric service. The Company shall have the right to suspend the delivery of electric power hereunder for a temporary amount of time for the purpose of making repairs or improvements of its system.

22.	Assignment. Neither Company nor Customer shall assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other Party. Such consent shall not unreasonably be withheld, delayed, or conditioned. This Agreement shall inure to and bind the parties' permitted successors and assigns.

23.	Waiver. Any waiver at any time by either party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall be in writing and shall not be deemed a waiver with respect to any subsequent default or other matter.

24.	Authority. Company and Customer each represent for itself that it has the necessary authority to enter this Agreement and that its signatory representative below is duly authorized to act on its behalf.

25.	Notice. Any notice provided for or concerning this Agreement shall be in writing and may be delivered either by (i) U.S. Certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Customer or Company, as applicable, to the other in accordance with the requirements of this Section 25):

TO COMPANY [**] Attn: V.P. Customer Service cc: Legal Department	TO CUSTOMER APLD Hosting LLC 3811 Turtle Creek Blvd, Suite 2100 Dallas, TX 75219 Attn: Chief Financial Officer
[Tel: [**] - for use in connection with courier deliveries]	[Tel: (214) 427-1706 - for use in connection with courier deliveries]

Any Notice given in accordance with this Section will (i) if delivered during the recipient's normal business hours on any given business day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipients' normal business hours on any given business day, be deemed received by the designated recipient at the start of the recipient's normal business hours on the next business day after such delivery.

26.	Invalid Provisions. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

27.	Paragraph Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

28.	Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of North Dakota, without regard to principles of conflicts of laws thereunder. Litigation of disputes regarding this Agreement shall be heard upon complaint, in the first instance, before the Commission. If the Commission declines jurisdiction over any given claim, that claim can then be heard before a court of competent jurisdiction located within the State of North Dakota. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY REGARDING ANY AND ALL DISPUTES REGARDING THIS AGREEMENT.

29.	Entire Agreement. All previous communications between the parties hereto, either verbal or written, with reference to the subject matter of this Agreement are hereby abrogated, and this Agreement, as duly accepted and approved, constitutes the sole agreement related to the sale and delivery of electric capacity and energy by Company to Customer. No modifications of this Agreement shall be binding upon the parties or either of them unless such modifications shall be in writing, duly accepted in writing by Customer and executed by an officer of the Company and have received any necessary regulatory approvals.

IN WITNESS WHEREOF, the parties execute this Agreement effective as of _September 13________, 2021.

Customer	[**]

/s/ David Rench	/s/ [**]

By:	David Rench	By:	[**]

Its:	CFO	Its:	President